COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823NEWS
RELEASE

For immediate release Thursday, January 29, 2004

COACHMEN® AND COLEMAN® ENTER INTO LONG-TERM LICENSING AGREEMENT

Middlebury, Ind. — The Coachmen RV Group of Coachmen Industries, Inc. (NYSE: COA) today announced that it has entered into a long-term exclusive licensing agreement with The Coleman Company, Inc. to design, produce and market a full line of new Coleman® brand recreational vehicles.

Michael R. Terlep, President of the Coachmen RV Group, said "Under this agreement, Coachmen® will be working closely with Coleman to develop a comprehensive new line of innovative recreational vehicles specifically targeted to appeal to active outdoor enthusiasts who have looked to Coleman for quality recreational products for over 100 years.	by Coachmen®

“The initial product offerings will be a line of camping trailers, which we will launch this summer,” Terlep continued, “followed by travel trailers, scheduled for a fall 2004 introduction, and then a line of sport utility trailers planned for early next year. A separate dealer body will be developed for the exciting new ‘Coleman® by Coachmen®’ recreational vehicles.”

Bill Phillips, President and Chief Executive Officer of the Coleman Company, commented, “After an extensive search for a new marketing partner, Coleman is very pleased to be joining forces with Coachmen, because their proven values of integrity, commitment to quality and customer satisfaction are so consistent with our own. Coleman is excited about continuing its legacy as the strongest brand in the camping trailer market and expanding into new RV products with Coachmen. This partnership allows the Coleman consumer to stay with a Coleman product throughout their entire RV life cycle.”

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“Coachmen has long been known as the recreational vehicle ‘Leader to the Great Outdoors™', just as Coleman is widely recognized as the ‘Greatest Name in the Great Outdoors™,’” added Claire C. Skinner, Coachmen Chairman and Chief Executive Officer. “The Coachmen® and Coleman® brands are both powerful in their own right, and combining our respective experience to develop innovative products for outdoor enthusiasts makes this a perfect alliance between two fine companies.”

Coachmen Industries, Inc., now celebrating its 40th anniversary, is one of America’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY®, SHASTA®, SPORTSCOACH® and VIKING®. Through its Building Group, Coachmen Industries also comprises one of the nation’s largest producers of both systems-built homes and commercial structures with its ALL AMERICAN HOMES®, MOD-U-KRAF®, ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC is a subsidiary that produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis and appliance suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

        Rich Allen, Corporate Communications, Coachmen Industries, Inc.
        574-262-0123 (Elkhart, Ind.)
        rallen@coachmen.com
        www.coachmen.com

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